Exhibit 10.1

NOTE AND WARRANT PURCHASE AGREEMENT

This NOTE AND WARRANT PURCHASE AGREEMENT (this “Agreement”), dated as of March 31, 2004, between eGain Communications Corporation, a Delaware corporation (the “Company”), and those entities and individuals listed on Schedule A attached hereto (each a “Lender” and collectively, the “Lenders”).

PREAMBLE

The Company wishes to obtain debt financing. Each Lender is willing, on the terms contained in this Agreement, to purchase Notes in the principal amount listed on Schedule A attached hereto, from the Company (i) on a fully subordinated basis vis a vis the indebtedness of the Company to Silicon Valley Bank and (ii) on a parity with the notes issued pursuant to the Prior Credit Facility.

ARTICLE I

DEFINITIONS

Capitalized terms not otherwise defined herein shall have the meanings set forth below when used in this Agreement and in the Exhibits hereto:

“Acceptable Currency” means and includes cash and any other method of payment which will result in that payment being credited to the account of the Company at the bank previously designated to the Lenders in time to earn interest for the day of each Closing.

“Accounts” means all existing and later arising accounts, contract rights, and other obligations owed the Company in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by the Company and the Company’s books and records relating to any of the foregoing.

“Affiliate” of a Person is a Person that owns or controls, directly or indirectly, the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Bylaws” means the bylaws of the Company, as amended.

“Certificate of Incorporation” means the Company’s certificate of incorporation, as in effect on the date of this Agreement.

“Closing” and “Closing Date” mean each consummation of a sale by the Company and a purchase by the Lenders of one or more Notes pursuant to the terms and conditions set forth in this Agreement.

“Collateral” means the property described on Annex A.

“Contingent Obligations” means, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

“Copyrights” means all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which the Company has any interest.

“ERISA” means the Employment Retirement Income Security Act of 1974, and its regulations.

“Event of Default” means the occurrence of one of the events described in Section 9.1.

“Indebtedness” means (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Intellectual Property” means:

(a) Copyrights, Trademarks, and Patents including amendments, renewals, extensions, and all licenses or other rights to use and all license fees and royalties from the use;

(b) Any trade secrets and any intellectual property rights in computer software and computer software products now or later existing, created, acquired or held;

(c) All design rights which may be available to the Company now or later created, acquired or held;

(d) Any claims for damages (past, present or future) for infringement of any of the rights above, with the right, but not the obligation, to sue and collect damages for use or infringement of the intellectual property rights above;

All proceeds and products of the foregoing, including all insurance, indemnity or warranty payments.

“Inventory” means all present and future inventory in which the Company has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of the Company, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person; provided, however, that in no event shall the payments by the Company to its Subsidiaries pursuant to transfer pricing arrangements with such Subsidiaries be considered Investments.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, the Notes, and the Warrants.

“Material Adverse Change” means (i) a material adverse change in the business operations, or condition (financial or otherwise) of the Company; (ii) a material impairment of the prospect of repayment of any portion of the Obligations; or (iii) a material impairment of the priority of the Lenders’ security interests in the Collateral.

“Notes” means the Subordinated Secured Promissory Notes of the Company issued to the Lenders under this Agreement in the form of the Note attached to this Agreement as Annex B.

“Obligations” means the Company’s obligation to repay amounts to the Lenders as evidenced by the Notes.

“Patents” means, renewals, reissues, extensions and continuations-in-part of the same.

“Permitted Indebtedness” means (a) the Company’s indebtedness to the Lenders under this Agreement or any other Loan Document; (b) Indebtedness existing on the Closing Date and shown on Exhibit 6.4, (c) Subordinated Debt; (d) Indebtedness to trade creditors incurred in the ordinary course of business; (e) Indebtedness secured by a Lien described in clause (c) of the defined term “Permitted Liens”, provided, however, that (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the Equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed $10,000,000 in the aggregate at any given time; (f) capital leases; and (g) Indebtedness secured by Permitted Liens outstanding as of the date hereof.

“Permitted Investments” means (a) Investments shown on Exhibit 3.7 and existing on the Closing Date; (b) Investments made by the Company or any Subsidiary, provided, however, that the Company may make Investments in its Subsidiaries, provided, however, that (i) the aggregate amount of such Investments shall not exceed $300,000 in any given quarter and (ii) no Event of Default has occurred which is continuing or would exist immediately after giving effect to any such Investment; (iii) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 2 years from its acquisition, (iii) commercial paper maturing no more than 1 year after its creation and currently having a rating of at least A-1 or P-1 from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (iv) Bank certificates of deposit issued maturing no more than 2 years after issue.

“Permitted Liens” means (a) Liens existing at the Closing and set forth in Exhibit 3.2 hereto (including liens pursuant to the Prior Credit Facility) or arising under this Agreement or the Notes, (b) purchase money Liens (i) on equipment acquired or held by the Company incurred for financing the acquisition of the equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment; (c) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) and (b) above; provided that any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prior Credit Facility” means the subordinated secured promissory notes and accompanying warrants issued by the Company pursuant to that certain Note and Warrant Purchase Agreement by and between Ashutosh Roy and the Company dated as of December 23, 2002.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.

“SVB Loan Agreement” means that certain Loan and Security Agreement, dated as of March 27, 2002, by and between the Company and Silicon Valley Bank, as amended, modified, and supplemented from time to time.

“Subordinated Debt” means debt incurred by the Company subordinated to the Company’s indebtedness owed to the Lenders and which is reflected in a written agreement in a manner and form acceptable to the Lenders and approved in writing by each of the Lenders.

“Subordination Agreement” means that certain Subordination Agreement, dated as of even date herewith, between the Lenders and Silicon Valley Bank, substantially in the form of Annex C hereto.

“Subsidiary” means any Person in which the Company, directly or indirectly through Subsidiaries or otherwise, beneficially owns at least 50% of either the equity interest in, or the voting control of, such Person.

“Tangible Net Worth” means, on any date, the consolidated total assets of the Company and its Subsidiaries minus, (i) any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, Patents, trade and service marks and names, Copyrights and research and development expenses except prepaid expenses, and (c) reserves not already deducted from assets, and (ii) Total Liabilities.

“Trademarks” means trademark and servicemark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Assignor connected with the trademarks.

“Warrants” mean the Warrants to purchase Common Stock of the Company granted to the Lenders under this Agreement at the Closing in the form of the Warrant attached to this Agreement as Annex D.

Additional defined terms are found in the body of the following text.

The masculine form of words includes the feminine and the neuter and vice versa, and, unless the context otherwise requires, the singular form of words includes the plural and vice versa. The words “herein,” “hereof,” “hereunder,” and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular section or subsection.

ARTICLE II

PURCHASE AND SALE TERMS

Section 2.1 Purchase and Sale of Notes. Subject to the terms of this Agreement, on or before March 31, 2004, or such other time as shall be agreed by the Company and the Lenders in writing (the “Closing”), the Company shall issue and sell to each Lender, and such Lender shall purchase from the Company, a Note in the form of the Note attached to this Agreement as Annex B. The purchase price payable by such Lender for such Note, as well as the face amount of such Note, are set forth opposite such Lenders’ name on Exhibit 2.1.

Section 2.2 Warrants. Subject to the terms of this Agreement, at each Closing, as further consideration for the purchase of the Notes, the Company shall grant to each Lender, and such Lender shall receive from the Company, a Warrant in the form of the Warrant attached to this Agreement as Annex D.

Section 2.3 Payment. At the Closing, each Lender shall pay, in full and in Acceptable Currency, the purchase price (as set forth on Exhibit 2.1) of the Note purchased by it.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise set forth in the Exhibits furnished pursuant to this Agreement, the Company represents and warrants to each Lender at each Closing that:

Section 3.1 Due Organization; Authorization and Other Matters. The Company and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified. The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with the Company’s formation documents, nor constitute an event of default under any material agreement by which the Company is bound. The Company is not in default under any agreement to which or by which it is bound in which the default could cause a Material Adverse Change. The Loan Documents have been validly executed by the Company, and each such document is the Company’s legal, valid and binding obligation, enforceable against the Company in accordance with its terms. The Company represents and warrants that (i) the Loan Documents and the transactions contemplated therein have been approved by a disinterested majority of the Board of Directors, after full disclosure of all relevant facts regarding such transactions, including knowledge of each Lender’s relationship as an officer, director or shareholder of the Company; (ii) the principal terms contained in the Loan Documents were negotiated on behalf of the Company with the assistance of one or more disinterested, outside directors whose collective financial sophistication and experience negotiating and conducting financial transactions equals or exceeds the financial sophistication and experience of such Lender; and (iii) the Company has for several months explored many other alternatives for securing necessary working cash for the Company, and has elected to move forward with the Loan Documents in large part due to the present absence of suitable alternatives and the Company’s urgent need for cash.

Section 3.2 Collateral. The Company has good title to the Collateral, free of Liens except Permitted Liens. All Inventory is in all material respects of good and marketable quality, free from material defects. The Company is the sole owner of the Intellectual Property, except for non-exclusive licenses granted to its customers in the ordinary course of business. Each Patent is valid and enforceable and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property violates the rights of any third party.

Section 3.3 Litigation. Except as shown in Exhibit 3.3, there are no actions or proceedings pending or, to the Company’s knowledge, threatened by or against the Company or any Subsidiary in which an adverse decision could cause a Material Adverse Change.

Section 3.4 No Material Adverse Change in Financial Statements. All consolidated financial statements for the Company, and any Subsidiary, delivered to each Lender fairly present in all material respects the Company’s consolidated financial condition and the Company’s consolidated results of operations. There has not been any material deterioration in the Company’s consolidated financial condition since the date of the most recent financial statements submitted to each Lender.

Section 3.5 Solvency. The fair salable value of the Company’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Company is not left with unreasonably small capital after the transactions contemplated by this Agreement; and the Company is able to pay its debts (including trade debts) as they mature.

Section 3.6 Regulatory Compliance. The Company is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. The Company is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). The Company has complied with the Federal Fair Labor Standards Act. The Company has not violated any laws, ordinances or rules, the violation of which could cause a Material Adverse Change. None of Company’s or any Subsidiary’s properties or assets has been used by the Company or any Subsidiary or, to the best of the Company’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. The

Company and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. The

Company and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted.

Section 3.7 Subsidiaries. The Company does not own any stock, partnership interest or other equity securities except for Permitted Investments.

Section 3.8 Full Disclosure. No representation, warranty or other statement of the Company in any certificate or written statement given to each Lender contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE LENDER

Each Lender represents and warrants, severally and not jointly, to the Company that:

Section 4.1 Such Lender is an “accredited investor” within the meaning of Rule 501 under the Securities Act and is a resident of the State of California.

Section 4.2 Such Lender has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company’s stage of development so as to be able to evaluate the risks and merits of its investment in the Company and is able financially to bear the risks thereof, including the complete loss of its investment.

Section 4.3 Such Lender has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management.

Section 4.4 The Notes being purchased by such Lender are being acquired for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof.

Section 4.5 Such Lender understands that (i) the Notes purchased have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 505 or 506 promulgated under the Securities Act, and (ii) the purchase of the Notes is a speculative investment that involves a high degree of risk of loss of the entire investment.

Section 4.6 No broker has acted on behalf of such Lender in connection with this Agreement, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with such Lender or any action taken by it.

Section 4.7 Such Lender has full corporate or other power and authority to enter into and to perform this Agreement and all documents and agreements contemplated by this Agreement, and each such document has been validly executed by such Lender and is such Lender’s legal, valid and binding obligation, enforceable against such Lender in accordance with its terms.

Section 4.8 Such Lender has sufficient funds unconditionally available to it (without the need to obtain any additional third party financing or to satisfy any other financing contingency) to perform its obligations hereunder, including its obligations to purchase the Notes.

ARTICLE V

AFFIRMATIVE COVENANTS OF THE COMPANY

The Company will do all of the following:

Section 5.1 Government Compliance. The Company will maintain its and all Subsidiaries’ corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could have a material adverse effect on the Company’s business or operations. The Company will comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on the Company’s business or operations or cause a Material Adverse Change.

Section 5.2 Inventory; Returns. The Company will keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between the Company and its account debtors will follow the Company’s customary practices as they exist on the Closing Date. The Company will promptly notify each Lender of all returns, recoveries, disputes and claims, that involve more than $100,000.

Section 5.3 Taxes. The Company will make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments and will deliver to each Lender, on demand, appropriate certificates attesting to the payment.

Section 5.4 Insurance. The Company will keep its business and the Collateral insured for risks and in amounts, as the Lenders reasonably request. Insurance policies will be in a form, with companies, and in amounts that are satisfactory to the Lenders. All property policies will have a lender’s loss payable endorsement showing the Lenders as a loss payee and all liability policies will show the Lenders as an additional insured and provide that the insurer must give the Lenders at least 30 days notice before canceling its policy. At a Lender’s request, the Company will deliver certified copies of policies and evidence of all premium payments. Subject to the Subordination Agreement, proceeds payable under any policy will, at the Lenders’ option, be payable to the Lenders on account of the Obligations.

Section 5.5 Control Agreements. Within thirty (30) days of the opening of any deposit account or investment account, the Company will execute and deliver to the Lenders control agreements in order for the Lenders to perfect their security interest in such deposit accounts or investment accounts.

Section 5.6 Further Assurances. The Company will execute any further instruments and take further action as the Lenders reasonably requests to perfect or continue the Lenders’ security interest in the Collateral or to effect the purposes of this Agreement. Without limiting the foregoing, the Company agrees to cooperate in all respects, as and if reasonably requested by a Lender, to facilitate filing by such Lender of UCC-1 financing statements in Delaware and California, and filing of customary perfection documentation in the United Stated Patent and Trademark Office (“USPTO filings”), and the Company agrees to pay any and all ordinary course filing fees associated with the USPTO filings.

ARTICLE VI

NEGATIVE COVENANTS

The Company will not do any of the following without the prior written consent of each of the Lenders, which will not be unreasonably withheld or delayed:

Section 6.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than Transfers (i) of Inventory in the ordinary course of business; (ii) of non-exclusive licenses and similar arrangements for the use of the property of the Company or its Subsidiaries in the ordinary course of business; or (iii) of worn-out or obsolete Equipment.

Section 6.2 Changes in Business, Ownership, Management or Business Locations. Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by the Company or have a change in its ownership (other than the sale of the Company’s equity securities in a public or private offering) of greater than 51%. The Company will not, without at least 30 days prior written notice, relocate its chief executive office or add any new offices or business locations.

Section 6.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where (i) no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement and (ii) such transaction would not result in a decrease of more than 25% of Tangible Net Worth. A Subsidiary may merge or consolidate into another Subsidiary or into the Company.

Section 6.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

Section 6.5 SVB Loan Agreement. The Company will not agree to or enter into any amendment of the SVB Loan Agreement, or enter into any new agreement, with Silicon Valley Bank (including its Affiliates, “SVB”) which would increase the aggregate potential aggregate lending commitment of SVB to the Company beyond the potential aggregate lending commitment of SVB to the Company existing on the date of the Closing (i.e., $1.5 million).

Section 6.6 Encumbrance. Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit the Lenders’ security interest in the Collateral to change, subject to Permitted Liens.

Section 6.7 Distributions; Investments. Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so. Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, except that the Company may repurchase the Common Stock of former employees (if such stock was originally issued pursuant to an incentive equity plan or agreement) pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase.

Section 6.8 Transactions with Affiliates. Directly or indirectly enter into or permit any material transaction with any Affiliate except transactions that are in the ordinary course of the Company’s business, on terms less favorable to the Company than would be obtained in an arm’s length transaction with a non-affiliated Person.

Section 6.9 Subordinated Debt. Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt without the prior written consent of each of the Lenders, such consent not to be unreasonably withheld.

Section 6.10 Compliance. Become an “investment company” or a company controlled by an “investment company,” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Note for that purpose; fail to meet the minimum funding requirements of ERISA, permit a “reportable event” or “prohibited transaction”, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on the Company’s business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

ARTICLE VII

CREATION OF SECURITY INTEREST

Section 7.1 Grant of Security Interest. The Company grants the Lenders a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of the Company’s duties under the Loan Documents. If this Agreement is terminated, the Lenders’ lien and security interest in the Collateral will continue until the Company fully satisfies its Obligations; provided that the lien and security interest hereunder shall be on a parity with the lien and security interest granted pursuant to the Prior Debt Facility.

ARTICLE VIII

THE CLOSING AND CLOSING CONDITIONS

Section 8.1 The Closing. The purchase and sale of the Notes shall take place at the Closing to be held at the offices of Pillsbury Winthrop LLP, 2475 Hanover Street, Palo Alto, California 94304 on or before March 31, 2004 or at such other time as shall be agreed in writing by the Company and such Lender. The obligation of each Lender to purchase a Note at the Closing shall be subject to satisfaction or waiver of each of the conditions set forth in this Section 8.1:

8.1.1 The Company shall have performed and complied with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the Closing Date;

8.1.2 The Company shall have duly issued and delivered the Note and the Warrant related thereto to such Lender as provided by this Agreement;

8.1.3 Such Lender and Silicon Valley Bank shall have executed and delivered the Subordination Agreement.

8.1.4 Such Lender and its special counsel shall have received copies of the following supporting documents: (i) copies of the Company’s Certificate of Incorporation certified as of a recent date by the Delaware Secretary of State; (ii) a certificate of good standing for the Company certified as of a recent date by the Delaware Secretary of State; and (iii) a certificate of the Secretary of the Company, dated as of the date on which the Closing occurs and certifying that attached thereto is a true and complete copy of the Bylaws of the Company as in effect on the date of that certification;

8.1.5 All corporate and other proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to such Lender and its special counsel; and

8.1.6 The Company shall have delivered a certificate to such Lender signed by the Chief Financial Officer of the Company stating that the representations and warranties made by the Company in this Agreement are true and correct in all material respects as of such date and that no Event of Default exists or would be caused by consummation of the Closing.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Events of Default. Subject to the terms and conditions of the Subordination Agreement, any one of the following is an Event of Default: (a) if the Company fails to pay any of the Obligations within 3 days after their due date; (b) if the Company does not perform any obligation in Section 5 or violates any covenant in Section 6 or does not perform or observe any other material term, condition or covenant in this Agreement or in any of the Loan Documents and has not cured the default within 10 days after it occurs, or if the default cannot be cured within 10 days or cannot be cured after the Company’s attempts in the 10 day period, and the default may be cured within a reasonable time, then the Company has an additional time (of not more than 30 days) to attempt to cure the default; (c) if an event of default occurs under the SVB Loan Agreement; and (d) without limiting (c) in any way, if SVB takes any action against the Collateral. Upon the occurrence of one or more of the Events of Default set forth in this Section 9.1, the Lenders shall be entitled to exercise all rights under applicable law, including those rights set forth in the Notes and the Warrants.

Section 9.2 Expenses. Upon consummation of the Closing, legal fees and other out-of-pocket expenses incurred by the Lenders will be payable by the Company, but not in an amount to exceed $5,000.

Section 9.3 Remedies Cumulative. Except as herein provided, the remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto.

Section 9.4 Brokerage. Each party hereto will indemnify and hold harmless the others against and in respect of any claim for brokerage or other commission relative to this Agreement or to the transaction contemplated hereby, based in any way on agreements, arrangements or understandings made or claimed to have been made by that party with any third party.

Section 9.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, those provisions shall be ineffective to the extent of that prohibition or invalidity, without invalidating the remainder of those provision or the remaining provisions of this Agreement.

Section 9.6 Parties in Interest. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective legal representatives, successors and assigns of the parties hereto whether so expressed or not.

Section 9.7 Notices. Any notice, demand, request or other communication which the Lender or the Company may be required to give hereunder shall be in writing, shall be effective and deemed received the following business day when sent by overnight mail, or the third business day after deposited in first class United States mail, postage prepaid, and shall be addressed as follows, or to such other addresses as the parties may designate by like notice:

If to the Company:

eGain Communications Corporation

624 East Evelyn Avenue

Sunnyvale, CA 94086

Attn: Eric Smit

          Chief Financial Officer

Phone: (408) 212-3400

Fax: (408) 212-3500

If to a Lender, at the address of such Lender set forth on Schedule A attached hereto.

Notwithstanding anything to the contrary, all notices and demands for payment from the Lender actually received in writing by the Company shall be considered to be effective upon the receipt thereof by the Company regardless of the procedure or method utilized to accomplish delivery thereof to the Company.

Section 9.8 No Waiver. No failure to exercise and no delay in exercising any right, power or privilege granted under this Agreement shall operate as a waiver of that right, power or privilege. No single or partial exercise of any right, power or privilege granted under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

Section 9.9 Amendments and Waivers. Except as herein provided, this Agreement may be modified or amended only by a writing signed by the Company and with respect to a Lender, such Lender.

Section 9.10 Survival of Agreements, etc. All agreements, representations and warranties contained in this Agreement or made in writing by or on behalf of the Company or a Lender in connection with the transactions contemplated by this Agreement shall survive the execution and delivery of this Agreement, the Closing, and any investigation at any time made by or on behalf of the Lenders. Notwithstanding the preceding sentence, however, all those representations (other than intentional misrepresentations) and warranties, but no such agreements, shall expire three years after the date of this Agreement.

Section 9.11 Construction. This Agreement shall be governed by and construed in accordance with the procedural and substantive laws of the State of California without regard for its conflicts-of-laws rules.

Section 9.12 Entire Understanding. This Agreement and the documents expressly referenced in this Agreement express the entire understanding of the parties and supersede all prior and contemporaneous agreements and undertakings of the parties with respect to the subject matter of this Agreement and such documents.

Section 9.13 Assignment; No Third-Party Beneficiaries.

9.13.1 This Agreement and the rights hereunder shall not be assignable or transferable by the Lenders or the Company, except by operation of law in connection with a merger, consolidation or sale of substantially all the assets of the Company, without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective, legal representatives, successors and assigns.

9.13.2 This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and those assigns, any legal or equitable rights hereunder.

Section 9.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

COMPANY:

eGAIN COMMUNICATIONS CORPORATION

By:	\s\ Eric Smit
Name:	Eric Smit
Its:	Chief Financial Officer

LENDER:

ASHUTOSH ROY

\s\ Ashutosh Roy

Signature page to the eGain Communications Corporation

Note and Warrant Purchase Agreement,

dated March 31, 2004.

OAK HILL CAPITAL PARTNERS, L.P.

By:	OHCP GenPar, L.P.,
its general partner

By:	OHCP MGP, LLC,
its general partner

By:	\s\ John H. Fant
John H. Fant, Vice President

OAK HILL CAPITAL MANAGEMENT PARTNERS, L.P.

By:	OHCP GenPar, L.P.,
its general partner

By:	OHCP MGP, LLC,
its general partner

By:	\s\ John H. Fant
John H. Fant, Vice President

FW INVESTORS V, L.P.

By:	FW Management II, L.L.C., general partner

By:	\s\ John H. Fant
John H. Fant, Vice President

Signature page to the eGain Communications Corporation

Note and Warrant Purchase Agreement,

dated March 31, 2004.

Annex A

List of Collateral

The Collateral consists of all of the Company’s right, title and interest in and to the following:

All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is held for sale or lease, or to be furnished under a contract of service or is temporarily out of the Company’s custody or possession or in transit and including any returns or repossession upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;

All contract rights and general intangibles now owned or hereafter acquired, including, without limitation, goodwill, trademarks, servicemarks, trade styles, trade names, patents, patent applications, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance, payment intangibles, and rights to payment of any kind;

All now existing and hereafter arising accounts (including health-care insurance receivables), contract rights, royalties, license rights and all other forms of obligations owing to the Company arising out of the sale or lease of goods, the licensing of technology or the rendering of services by the Company, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by the Company;

All documents (including negotiable documents), cash, deposit accounts, securities, securities entitlements, securities accounts, investment property, financial assets, letters of credit, letter of credit rights, money, certificates of deposit, instruments (including promissory notes) and chattel paper (including tangible and electronic chattel paper) now owned or hereafter acquired and the Company’s Books relating to the foregoing;

All copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foregoing; and

All of the Company’s Books relating to the foregoing, and the computers and equipment containing said books and records, and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

SCHEDULE A

Lenders

Ashutosh Roy

Oak Hill Capital Partners, L.P.

Oak Hill Capital Management Partners, L.P.

FW Investors V, L.P.

Exhibit 2.1

Purchase Price

Purchaser	Purchase Price for Initial Note	Face Amount of Initial Note
Oak Hill Capital Partners, L.P.	$1,077,806	$1,899,462.44
Oak Hill Capital Management Partners, L.P.	27,636	48,704.07
FW Investors V, L.P.	561,225	989,070.21
Ashutosh Roy	833,333	1,468,617.48